Exhibit 8.1

[          ], 2015

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, NY 10171

Ladies and Gentlemen:

We have acted as counsel to Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”), in connection with the Merger, as defined in the Agreement and Plan of Merger, dated as of April 7, 2015, by and among Baltic Trading Limited, a Marshall Islands corporation, Poseidon Merger Sub Limited, a Marshall Islands corporation, and Genco (the “Agreement”).  This opinion is being delivered in connection with the Registration Statement on Form S-4 initially filed by Genco on May 4, 2015, (as amended through the date hereof, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Unless otherwise indicated, all defined terms used herein shall have the meanings ascribed to them in the Agreement.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons; the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. Our opinion set forth below assumes the accuracy and completeness of the statements and facts concerning the Merger set forth in the Agreement and Registration Statement. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts or any inaccuracy in the facts or assumptions on which we relied could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, insofar as such statements state matters of presently applicable U.S. federal income tax law or legal conclusions, the statements set forth under the caption “The Merger — Material U.S. Federal Income Tax Considerations to

Baltic Trading Shareholders — Material U.S. Federal Income Tax Consequences of the Merger,” constitute our opinion as to the material U.S. federal income tax consequences of the Merger.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Very truly yours,

Milbank, Tweed, Hadley & McCloy LLP